Exhibit 99.2

LEVEL 3 FINANCING, INC.

Exchange Offers

to holders of their

8.75% Senior Notes due 2017

and

Floating Rate Senior Notes due 2015

NOTICE OF GUARANTEED DELIVERY

As set forth in the Prospectus, dated July     , 2007 (the “Prospectus”), of Level 3 Financing, Inc. (the “Issuer”), Level 3 Communications, Inc. (“Parent”) and Level 3 Communications, LLC under “The Exchange Offers—How to Tender—Guaranteed Delivery Procedures” and in the Letter of Transmittal (the “Letter of Transmittal”) relating to the offers by the Issuer and Parent to exchange up to $700,000,000 in principal amount of the Issuer’s new 8.75% Senior Notes due 2017 and up to $300,000,000 in principal amount of the Issuer’s new Floating Rate Senior Notes due 2015 for the outstanding $700,000,000 in principal amount of the Issuer’s 8.75% Senior Notes due 2017 (the “8.75% Notes”) and $300,000,000 in principal amount of the Issuer’s Floating Rate Senior Notes due 2015 (the “Floating Rate Notes” and, together with the 8.75% Notes, the “Original Notes”), respectively, which Original Notes were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended, this form or one substantially equivalent hereto must be used to accept the offers of the Issuer and Parent if: (i) certificates for the Original Notes are not immediately available or (ii) time will not permit all required documents to reach the Exchange Agent (as defined below) on or prior to the expiration date of the applicable Exchange Offer (as defined below and as described in the Prospectus). Such form may be delivered by telegram, facsimile transmission, mail or hand to the Exchange Agent.

To: The Bank of New York (the “Exchange Agent”)

By Facsimile:

(212) 298-1915

Confirm by Telephone:

(212) 815-2742

By Mail, Hand or Courier:

The Bank of New York

101 Barclay Street—7E

Corporate Trust Operations

Reorganization Unit

Attn: Ms. Diane Amoroso

New York, New York 10286

For information on other offices or agencies of the Exchange Agent where Original

Notes may be presented for exchange, please call the telephone number listed above.

Delivery of this instrument to an address other than as set forth above or as indicated upon contacting the Exchange Agent at the telephone number set forth above, or transmittal of this instrument to a facsimile number other than as set forth above or as indicated upon contacting the Exchange Agent at the telephone number set forth above, does not constitute a valid delivery.

Ladies and Gentlemen:

The undersigned hereby tenders to the Issuer and Parent, upon the terms and conditions set forth in the Prospectus and the Letter of Transmittal (which together constitute the “Exchange Offers”), receipt of which are hereby acknowledged, the principal amount of Original Notes set forth below pursuant to the guaranteed delivery procedure described in the Prospectus and the Letter of Transmittal.

Principal Amount of Original Notes Tendered:

Certificate Nos. (if available):

Total Principal Amount Represented by Original Notes Certificate(s):

Account Number:

Name(s) in which Original Notes Registered:

Sign Here

Signature(s):

Please Print the Following Information

Name(s):

Address(es):

Area Code and Tel. No(s).:

Date: